Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119
and the Index Supplement dated May 31, 2011)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated March 14, 2012

$[—]

Callable Yield Notes due September 19, 2013

Linked to the Least Performing Reference Asset of the Russell 2000® Index, the S&P 500®

Index and the EURO STOXX 50® Index

Global Medium-Term Notes, Series A, No. E-7203

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 14, 2012

Issue Date:	March 19, 2012

Final Valuation Date*:	September 16, 2013 (or if such date is not a Reference Asset Business Day, the next following Reference Asset Business Day)

Maturity Date**:	September 19, 2013 (or, if the Final Valuation Date is postponed, the third Business Day following the Final Valuation Date as postponed)

Reference Assets:

The Russell 2000® Index (the “Russell 2000 Index”) (Bloomberg ticker symbol “RTY <Index>”), the S&P 500® Index (the “S&P 500 Index”) (Bloomberg ticker symbol “SPX <Index>” and the EURO STOXX 50® Index (the “Euro Stoxx Index”) (Bloomberg ticker symbol: “SX5E <Index>”)

The Russell 2000 Index, the S&P 500 Index and the Euro Stoxx Index are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	10.00% per annum

Interest Payment Dates:	Quarterly, payable in arrears on June 19, 2012, September 19, 2012, December 19, 2012, March 19, 2013, June 19, 2013 and the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Quarterly Payments on the Notes:	Deposit Income: [—]% of the amount of the quarterly interest payment Put Premium: [—]% of the amount of the quarterly interest payment

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Interest Payment Date during the term of the Notes, beginning on the Interest Payment Date scheduled to occur in June 2012, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date.

Business Day Convention:	Following; Unadjusted

Business Days:	New York and London

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final interest payment, a cash payment determined as follows:

•      If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•      If a Knock-In Event occurs, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return of the Least Performing Index]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs, your Notes will be fully exposed to any decline of the Least Performing Index from its Initial Level to its Final Level. If a Knock-In Event occurs, the payment at maturity will be based solely on the Index Return of the Least Performing Index, and the performance of any Index that is not the Least Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Index Closing Level on the Final Valuation Date of the Least Performing Index is less than the Knock-In Barrier applicable to such Index.

Index Closing Level:

With respect to the Russell 2000 Index, for any applicable Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the S&P 500 Index, for any applicable Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Euro Stoxx Index, for any applicable Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Knock-In Barrier:

With respect to the Russell 2000 Index, [—], the Initial Level of the Russell 2000 Index multiplied by 60.00%, rounded to the nearest hundredth.

With respect to the S&P 500 Index, [—], the Initial Level of the S&P 500 Index multiplied by 60.00%, rounded to the nearest hundredth.

With respect to the Euro Stoxx Index, [—], the Initial Level of the Euro Stoxx Index multiplied by 60.00%, rounded to the nearest hundredth.

Index Business Day:	With respect to an Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Reference Asset Business Day:	A day that is an Index Business Day with respect to each of the Indices.

Least Performing Index:	The Index with the lowest Index Return, as calculated in the manner set forth below.

Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:

With respect to the Russell 2000 Index, [—], the Index Closing Level on the Initial Valuation Date.

With respect to the S&P 500 Index, [—], the Index Closing Level on the Initial Valuation Date.

With respect to the Euro Stoxx Index, [—], the Index Closing Level on the Initial Valuation Date

Final Level:	With respect to an Index, the Index Closing Level of such Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KX97 and US06738KX976

*	Subject to postponement in the event of a market disruption event with respect to any Index, as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event with respect to any Index and as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual Initial Level or Knock-In Barrier of any Index, nor do they represent the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are making the following assumptions:

•	Initial Level of the Russell 2000 Index: 814.29

•	Initial Level of the S&P 500 Index: 1,371.09

•	Initial Level of the Euro Stoxx Index: 2,514.97

•	Knock-In Barrier for the Russell 2000 Index: 488.57 (60% of the Initial Level, rounded to the nearest hundredth)

•	Knock-In Barrier for the S&P 500 Index: 822.65 (60% of the Initial Level, rounded to the nearest hundredth)

•	Knock-In Barrier for the Euro Stoxx Index: 1,508.98 (60% of the Initial Level, rounded to the nearest hundredth)

These examples also assume that he Notes are not redeemed prior to maturity pursuant to the “Early Redemption at the Option of the Issuer” provisions described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

PPS-2

Step 1: Determine the Index Return of the Least Performing Index.

To determine the Index Return of the Least Performing Index, the Calculation Agent will first calculate the Index Return of each of the Indices and then determine which Index has the lowest Index Return. The Index Return of an Index is calculated by the Calculation Agent equal to the performance of such Index from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

The Index with the lowest Index Return will be the Least Performing Index.

Step2: Determine Whether a Knock-In Event Has Occurred.

A Knock-In Event occurs if, as determined by the Calculation Agent, the Index Closing Level of the Least Performing Index on the Final Valuation Date is less than the Knock-In Barrier with respect to such Index.

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event does not occur, you will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes.

If a Knock-In Event occurs, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes. In such a case, you will receive (subject to our credit risk) a cash payment at maturity per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return of the Least Performing Index. The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Indices.

Final Level of S&P 500 Index	Final Level of Russell 2000 Index	Final Level of Euro Stoxx Index	Index Return of S&P 500 Index	Index Return of Russell 2000 Index	Index Return of Euro Stoxx Index	Index Return of Least Performing Index	Payment at Maturity (per $1,000 principal amount Note)*
2,193.74	1,262.15	3,772.46	60.00%	55.00%	50.00%	50.00%	$1,000.00
1,988.08	1,140.01	3,646.71	45.00%	40.00%	45.00%	40.00%	$1,000.00
1,782.42	1,099.29	3,520.96	30.00%	35.00%	30.00%	40.00%	$1,000.00
1,713.86	1,058.58	3,017.96	25.00%	30.00%	20.00%	20.00%	$1,000.00
1,508.20	912.00	2,892.22	10.00%	12.00%	15.00%	10.00%	$1,000.00
1,439.64	875.36	2,766.47	5.00%	7.50%	10.00%	5.00%	$1,000.00
1,439.64	834.65	2,766.47	5.00%	2.50%	10.00%	2.50%	$1,000.00
1,371.09	834.65	2,766.47	0.00%	2.50%	10.00%	0.00%	$1,000.00
1,233.98	773.58	2,452.10	-10.00%	-5.00%	-2.50%	-10.00%	$1,000.00
1,398.51	692.15	2,011.98	2.00%	-15.00%	-20.00%	-20.00%	$1,000.00
1,096.87	570.00	1,886.23	-20.00%	-30.00%	-25.00%	-30.00%	$1,000.00
1,096.87	570.00	1508.98	-20.00%	-30.00%	-40.00%	-40.00%	$1,000.00
822.65	407.15	1,383.23	-40.00%	-50.00%	-45.00%	-50.00%	$500.00
1,398.51	651.43	1,131.74	2.00%	-20.00%	-55.00%	-55.00%	$450.00
822.65	325.72	1,131.74	-40.00%	-60.00%	-55.00%	-60.00%	$400.00
411.33	285.00	1,005.99	-70.00%	-65.00%	-60.00%	-70.00%	$300.00
411.33	162.86	628.74	-70.00%	-80.00%	-75.00%	-80.00%	$200.00
137.11	122.14	377.25	-90.00%	-85.00%	-85.00%	-90.00%	$100.00
68.55	0.00	251.50	-95.00%	-100.00%	-90.00%	-100.00%	$0.00

*	The payment at maturity will also include any accrued but unpaid interest on the Notes.

PPS-3

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The S&P 500 Index increases from an Initial Level of 1,371.09 to a Final Level of 1,439.64, the Russell 2000 Index increases from an Initial Level of 814.29 to a Final Level of 875.36and the Euro Stoxx Index increases from an Initial Level of 2,514.97 to a Final Level of 2,766.47.

Because the Index Return of the S&P 500 Index of 5.00% is the lower than the Index Returns of the Russell 2000 Index and the Euro Stoxx Index, the S&P 500 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is not less than the Knock-In Barrier with respect to such Index, a Knock-In Event has not occurred. .Accordingly, the investor receives a payment at maturity, in addition to the final interest payment on the Notes, of $1,000 per $1,000 principal amount.

Example 2: The S&P 500 Index increases from an Initial Level of 1,371.09 to a Final Level of 1,398.51, the Russell 2000 Index decreases from an Initial Level of 814.29 to a Final Level of 692.15 and the Euro Stoxx Index decreases from an Initial Level of 2,514.97 to a Final Level of 2,011.98.

Because the Index Return of the Euro Stoxx Index of -20.00% is lower than the Index Returns of the S&P 500 Index and the Russell 2000 Index, the Euro Stoxx Index is the Least Performing Index. Although the Final Level of the Least Performing Index is below its Initial Level, the Final Level of such Index is not below its Knock-In Barrier. Accordingly, a Knock-In Event has not occurred and the investor receives a payment at maturity, in addition to the final interest payment on the Notes, of $1,000 per $1,000 principal amount Note.

Example 3: The S&P 500 Index increases from an Initial Level of 1,371.09 to a Final Level of 1,398.51, the Russell 2000 Index decreases from an Initial Level of 814.29 to a Final Level of 651.43 and the Euro Stoxx Index decreases from an Initial Level of 2,514.97 to a Final Level of 1,131.74.

Because the Index Return of the Euro Stoxx Index of -55.00% is lower than the Index Returns of the S&P 500 Index and the Russell 2000 Index, the Euro Stoxx Index is the Least Performing Index. Because the Final Level of the Least Performing Index is below the Knock-In Barrier for such Index, a Knock-In Event has occurred. Accordingly, the investor receives a payment at maturity, in addition to the final interest payment on the Notes, of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Least Performing Index]

$1,000 + [$1,000 × -55.00%] = $450.00

Example 4: The S&P 500 Index decreases from an Initial Level of 1,371.09 to a Final Level of 822.65, the Russell 2000 Index decreases from an Initial Level of 814.29 to a Final Level of 325.72and the Euro Stoxx Index decreases from an Initial Level of 2,514.97 to a Final Level of 1,131.74.

Because the Index Return of the Russell 2000 Index of -60.00% is lower than the Index Returns of the S&P 500 Index and the Euro Stoxx Index, the Russell 2000 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is below the Knock-In Barrier for such Index, a Knock-In Event has occurred. Accordingly, the investor receives a payment at maturity, in addition to the final interest payment on the Notes, of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Least Performing Index]

$1,000 + [$1,000 × -60.00%] = $400.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Index. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of any Index, the Final Valuation Date will be postponed. If such postponement occurs, the Final Levels of the Indices shall be determined using the Index Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of any Index. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Index on such fifth day, the Calculation Agent will determine the Final Level of any Index unaffected by such Market Disruption Event using the Index Closing Level of such Index on such fifth day, and will make an estimate of the closing level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

PPS-4

•

For a description of what constitutes a Market Disruption Event with respect to the Indices, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement; and

•

For a description of further adjustments that may affect an Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement; and

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate debt instrument that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Assets (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to fixed-rate debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final quarterly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final quarterly interest payment on the Notes).

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued and unpaid interest on the Deposit) and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PPS-5

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though you will not receive any payments from us until redemption or maturity. If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Reference Assets, in which case you may be required to include as ordinary income the entire quarterly interest payment on the Notes (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PPS-6

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs. If the Final Level of the Least Performing Index is below its Knock-In Barrier, a Knock-In Event will occur. If a Knock-In Event occurs, your Notes will be fully exposed to any decline of the Least Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any Interest Payment Date during the term of the Notes, beginning on the Interest Payment Date scheduled to occur in June 2012, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Index Returns of all of the Indices are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

•

If A Knock-In Event Occurs, Any Payment at Maturity on the Notes is Solely Linked to the Index Return of the Least Performing Index—If a Knock-In Event occurs, any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Index Return of the Least Performing Index. The payment at maturity, if any, will not reflect the performance of any Index that is not the Least Performing Index. If the Final Level of the Least Performing Index is below its Knock-In Barrier, a Knock-In Event will occur and you will lose some or all of the principal amount of your Notes even if the Final Levels of the other Indices were greater than their respective Knock-In Barriers. Similarly, if a Knock-In Event occurs with respect to more than one Index, your payment at maturity will be calculated based solely on the Index Return of the Least Performing Index and will not be limited in any way by virtue of the fact that the Index Return of any Index other than the Least Performing Index was greater than the Index Return of the Least Performing Index. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to any Index that is not the Least Performing Index.

•

The Determination of Whether a Knock-In Event Occurs is Not Based On Any Levels of the Indices Other Than the Index Closing Levels of the Indices on the Final Valuation Date—A Knock-In Event occurs if, as determined by the Calculation Agent, the Index Closing Level of the Least Performing Index is below the Knock-In Barrier with respect to such Index. The determination of whether a Knock-In Event occurs is therefore not based on any levels of the Indices at any time other than the Index Closing Levels on the Final Valuation Date. If the level of any Index falls precipitously on the Final Valuation Date such that the Index Closing Level of such Index on the Final Valuation Date drops below its Knock-In Barrier, a Knock-In Event will occur and the amount that you receive at maturity for your Notes will be significantly less than it would have been had the payment at maturity on your Notes been linked to the levels of the Indices at a time prior to such drop.

•

No Principal Protection—If a Knock-In Event occurs, the payment at maturity will significantly less than the principal amount of your Notes. If a Knock-In Event occurs, your Notes will be fully exposed to any decline of the Least Performing Index from its Initial Level to its Final Level and you will lose some or all of your principal.

PPS-7

•	Return Limited to the Quarterly Interest Payments—Your return is limited to the quarterly interest payments. You will not participate in any appreciation in the level of any of the Indices.

•

Foreign Exchange Rate Risks—The performance of your Notes is linked to the performance of the Euro Stoxx Index and will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Euro Stoxx Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Euro Stoxx Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

Non-U.S. Securities Markets Risks—The stocks included in the Euro Stoxx Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Euro Stoxx Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Euro Stoxx Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Euro Stoxx Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the quarterly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that exceeds the portion of the quarterly payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any Index Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-8

Description of the S&P 500 Index

For a description of the S&P 500 Index, please see the information set forth under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying Index Supplement.

Description of the Euro Stoxx Index

For a description of the Euro Stoxx Index, please see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying Index Supplement.

Description of the Russell 2000 Index

All information regarding the Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”). The Index was developed by Russell and is calculated, maintained and published by Russell. The Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of October 31, 2011, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of October 31, 2011, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Index

Security Inclusion Criteria

•

U.S. company. All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

•

Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

•

Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.

•

Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

PPS-9

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Index.

•

Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

•

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

•

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

•

Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

PPS-10

•

Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Index

Changes to all Russell U.S. indices, including the Index, are made when an action is final.

•

“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Index.

•

Re-incorporations. Members of the Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.

•

Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

•

Rights offerings. Rights offered to shareholders are reflected in the Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

•

Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

•

Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Index if warranted by the market capitalization of the spin-off company.

•

Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Index, will be increased simultaneously.

•

Delisting. Only companies listed on U.S. exchanges are included in the Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Index.

•

Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

•

Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

•

Dividends. Gross dividends are included in the daily total return calculation of the Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.

•

Halted securities. Halted securities are not removed from the Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this preliminary pricing supplement.

PPS-11

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Frank Russell Company (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain Notes, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in the preliminary pricing supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Notes upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Notes.

PPS-12

Historical Information Regarding the S&P 500 Index

The following graph sets forth the historical performance of the S&P 500 Index based on the daily Index Closing Levels from [            ] through March 12, 2012. The closing level of the S&P 500 Index on March 12, 2012 was 1,371.09.

We obtained the Index Closing Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Information Regarding the Russell 2000 Index

The following graph sets forth the historical performance of the Russell 2000 Index based on the daily Index Closing Levels from [            ] through March 12, 2012. The closing level of the Russell 2000 Index on March 12, 2012 was 814.29.

We obtained the Index Closing Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

PPS-13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Information Regarding the Euro Stoxx Index

The following graph sets forth the historical performance of the Euro Stoxx Index based on the daily Index Closing Levels from [            ] through March 12, 2012. The closing level of the Euro Stoxx Index on March 12, 2012 was 2,514.97.

We obtained the Index Closing Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Euro Stoxx Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Euro Stoxx Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-14

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-15